Exhibit 10.1

August 28, 2026

Clay Ritchey

[Home address redacted]

Re: Offer of Employment

Dear Clay:

We are pleased to offer you the position of Chief Executive Officer at Definitive Healthcare, LLC, a Massachusetts limited liability company (the “Company”) and its parent company, Definitive Healthcare Corp., a Delaware corporation (“Parent”, and together with the Company, the “Company Group”). Your first day of employment will be September 8, 2026 (the “Start Date”). The terms and conditions of your employment are set forth below.

Position; Duties and Responsibilities

You will serve as the Chief Executive Officer of the Company and Parent, be the most senior executive of the Company and Parent, and shall have such authority, duties and responsibilities assigned to you by the Board of Directors of Definitive Healthcare Corp. (the “Board”) reasonably consistent with this position. You will also serve as a member of the Board and may be appointed as a director and/or officer of affiliates of the Company Group, in each case for no additional compensation beyond that set forth herein, and with all such positions automatically terminating as of the termination of your employment as Chief Executive Officer of the Company and Parent under this letter. You will report directly to the Board. Your principal place of employment will be Framingham, Massachusetts; provided that you may be required under business circumstances to travel outside of such location in connection with performing your duties. You shall use your best efforts to promote the interests of the Company Group and shall devote your full business time and efforts to its business and affairs. You shall not engage in any other activity that could reasonably be expected to interfere with the performance of your duties, services and responsibilities to the Company Group. Nothing in this letter shall preclude you from managing your personal and familial investments, or engaging in civic, charitable, and/or volunteer activities (including, without limitation, non-profit boards) and, in the future, other boards or activities with the prior written approval of the Board (not to be unreasonably withheld), provided that such activities do not materially interfere with the proper performance of your duties and responsibilities on behalf of the Company Group and that such activities are undertaken in compliance with the code of conduct, insider trading policy, and any other policies of the Company Group.

Compensation

Your position will be classified as “exempt.” You will receive a salary at the rate of $500,000 annually (the “Base Salary”), payable in accordance with the Company’s standard payroll practices. The Compensation Committee of the Board (the “Compensation Committee”) shall determine, on an annual basis and in its sole good faith discretion, whether to increase your Base Salary. The Base Salary may not be decreased from the Base Salary in effect on the Start Date without your consent other than as part of an across-the-board salary reduction that applies in the same manner proportionately to all senior executives of the Company.

Bonus Eligibility

You shall be eligible to receive an annual cash bonus (“Annual Bonus”) pursuant to the terms and conditions of the Definitive Healthcare Corp. Cash Incentive Plan and the applicable annexes thereto (the “Bonus Plan”). Initially, you will be eligible for an Annual Bonus with a “target” opportunity set at 87.5% of your Base Salary. For calendar year 2026, you shall be eligible to receive an Annual Bonus calculated as the Annual Bonus that would have been paid for the entire calendar year based on actual performance pursuant to the Bonus Plan, multiplied by a fraction, the numerator of which is equal to the number of days you worked in calendar year 2026, and the denominator of which is equal to the total number of days in such year, with a guaranteed minimum bonus for 2026 of $167,000. For future years, you will be eligible for an Annual Bonus determined in the sole discretion of the Compensation Committee (and with performance targets thereunder determined by the Compensation Committee in its sole discretion after consultation with you); provided that for future years the target Annual Bonus opportunity shall be set at an amount no less than 87.5% of the Base Salary for the Annual Bonus period. You must be actively employed by the Company Group through and including the date on which the Annual Bonus, if any, is paid to be eligible to receive and to earn it, except as otherwise provided under “Severance” below. All earned Annual Bonus amounts unpaid as of the end of a calendar year shall be paid, solely in cash, no later than March 15 of the following calendar year. Your Annual Bonus may exceed the “target” should the Compensation Committee determine that performance exceeded the applicable target performance.

Equity Incentive

Following the commencement of your employment pursuant to this offer letter, the Company Group will grant you equity awards with an aggregate target grant date value of $4,000,000 (the “New Hire Equity Incentive”), consisting of sixty five percent (65%) restricted stock units subject to a four (4)-year vesting period with a one (1)-year cliff and quarterly vesting thereafter with a target grant date value of $2,600,000 (the “Time-Based RSUs”) and thirty five percent (35%) performance-based restricted stock units that are eligible to vest based on the performance objectives set by the Compensation Committee and subject to a three (3)-year performance period and cliff vesting at the end of the 3 year performance period, with a target grant date value of $1,400,000 (the “Performance RSUs”). The New Hire Equity Incentive will be granted under the Parent’s 2021 Equity Incentive Plan (the “Incentive Plan”) and will be subject to the terms of the Incentive Plan and the award agreements issued in connection with the grant, which award agreements will provide that (i) the number of shares awarded will be determined based on the Parent’s stock price, calculated using a thirty (30) trading day trailing volume weighted average price starting from the Grant Date, and (ii) such RSUs will be subject to settlement in shares as set forth in the Incentive Plan and the corresponding award agreement but in no event later than 30 days following the vesting date. The Company Group will cause the New Hire Equity Incentive to be granted as soon as possible and in any event no later than forty-five (45) days following the Start Date, with the applicable vesting to commence on the Start Date. You will also be eligible for additional equity incentive compensation in future years as determined by the Compensation Committee. Without limiting the foregoing, in the event that a First Year Change in Control (as defined below) has not otherwise occurred, on the first anniversary of your Start Date you will be granted additional restricted stock units with a target grant date value of no less than $2,000,000, with a similar mix of time-based and performance vesting and on similar vesting and other terms as described above.

In the event of a “Change in Control” (as defined in the Incentive Plan) that occurs within twelve (12) months following your Start Date (a “First Year Change in Control”), and provided you remain in continued employment through such Change in Control, your New Hire Equity Incentive (Time-Based RSUs and Performance RSUs) will be forfeited.

Benefits

In addition to the Base Salary and the other benefits set forth above, you shall be entitled to participate in Company benefit plans that are generally available to the Company’s executive employees in accordance with and subject to the then existing terms and conditions of such plans in each case on a basis no less favorable than made available to other similarly situated executives including, but not limited to, medical, 401k and paid time off (PTO) programs. The Company may modify or terminate such benefit programs at any time in its sole discretion.

Indemnification and D&O Insurance

Parent and the Company shall indemnify you to the maximum extent permitted by law and the Company Group’s organizational documents, pursuant to Parent’s standard director and officer Indemnification Agreement, a copy of which is made available separately. The Company and/or Parent will maintain a directors and officers liability policy covering you with coverage comparable or equal to that provided to other senior executives of the Company and Parent.

Legal Fees Incurred in Negotiating this Letter

The Company or Parent shall, upon presentation of an invoice to the Company, pay Foley Hoag LLP directly up to a maximum of $20,000 for legal fees incurred in connection with negotiation of this letter and any related agreements. Such payment shall be made within thirty (30) days of presentation of an invoice and in all events on or before March 15 of the calendar year following the Start Date.

Severance

If you are terminated without Cause (as defined herein) or resign for Good Reason (as defined herein) (such termination a “Qualifying Termination”), you will receive: (i) a continuation of regular payments of Base Salary, at the rate in effect immediately before the termination date, for twelve (12) months, payable in accordance with the Company’s regular payroll schedule beginning on the first regular payroll date following the date on which the Release (as defined herein) becomes effective and subject to applicable withholding, (ii) a payment equal to (A) any unpaid amount of the Annual Bonus earned for the immediately preceding completed calendar year, determined without taking into account any continued employment requirement (“Prior Year’s Bonus”), plus (B) the target Annual Bonus for the calendar year in which the date of termination occurs, payable as a lump sum within thirty (30) days following the date on which the Release (as defined herein) becomes effective and irrevocable and subject to applicable withholding, (iii) acceleration of the vesting of the Time-Based RSUs and all other stock options, restricted stock shares and RSUs, profit interests, or other forms of equity, in each case, that vest based solely on the passage of time, awarded to you by the Company Group at any time (collectively, “Time-Based Equity”) that would otherwise have vested during the twelve (12) month period following the termination date had your employment not terminated, (iv) vesting of a prorated portion of the Performance RSUs and all other stock options, restricted stock shares and restricted stock units, in each case, that vest based on performance metrics, awarded to you by the Company Group at any time (collectively, “Performance-Based Equity”) based on the number of days of the performance period completed prior to the termination date, with achievement based on the actual performance achieved through the truncated performance period ending immediately prior to the termination date (provided that if the Qualifying Termination occurs within eighteen (18) months following a First Year Change in Control, performance for the Performance-Based Equity will be deemed achieved at target level), and (v) should you timely elect and be eligible to continue receiving group medical insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act, payment of the entire amount of the premiums for such coverage for you and your covered dependents for a period of twelve (12) months following the date of termination, or if earlier, until the date you are no longer eligible to receive COBRA continuation coverage or the date on which you become eligible to receive substantially similar coverage from another employer. If such Qualifying Termination occurs within three (3) months before (but in such event at least 12 months after your Start Date) or eighteen (18) months after the occurrence of a Change in Control that is not a First Year Change in Control, then, in lieu of the severance set forth above, you will receive: (i) a continuation of regular payments of Base Salary, at the rate in effect immediately before the termination date, for eighteen (18) months, payable in accordance with the Company’s regular payroll schedule beginning on the first regular payroll date following the date on which the Release becomes effective and subject to applicable withholding, (ii) a payment equal to (A) any unpaid amount of the Prior Year’s Bonus, plus (B) 1.5x the target Annual Bonus (at the rate in effect on the date of termination) payable as a lump sum within thirty (30) days following the date on which the Release becomes effective and irrevocable and subject to applicable withholding, (iii) full acceleration of the vesting of the Time-Based Equity, (iv) the Performance-Based Equity will vest in full and be earned based on the greater of target performance or actual performance achieved through the truncated performance period ending immediately prior to the termination date, and (v) should you timely elect and be eligible to continue receiving group medical insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act, payment of the entire amount of the premiums for such coverage for a period of eighteen (18) months following the date of termination, or if earlier, until the date you are no longer eligible to receive COBRA continuation coverage or the date on which you become eligible to receive substantially similar coverage from another employer. Any payment made to you pursuant to this paragraph and as a result of experiencing a Qualifying Termination shall be referred to as “Severance” herein. For purposes of this letter, “Cause” shall mean, with respect to you, (i) commission of, or pleading guilty or no contest to, a felony, or any crime involving moral turpitude (other than minor traffic violations); (ii) any unlawful act which is materially injurious or materially detrimental to the reputation or financial interests of any of the Company Group or its affiliates; (iii) theft of property of any of the Company Group or its affiliates or Willful falsification of documents of any of the Company Group or its affiliates or Willful dishonesty in their preparation; (iv) material breach of any material provision of any agreement with any of the Company Group or its affiliates, or any breach of any non-competition, non-solicitation or confidentiality provisions, or any other similar restrictive covenants to which you are or may become a party with any of the Company Group or its affiliates; or (v) refusal to perform, or repeated failure to undertake good faith efforts to perform, the duties or responsibilities reasonably assigned to you by the Board, which duties or responsibilities are consistent with the scope and nature of your position. To the extent any purported grounds set forth in this definition of Cause can be cured (including, without limitation, those set forth in clauses (iv) or (v)), Parent shall provide written notice to you identifying such grounds and you shall have thirty (30) calendar days to cure such grounds. “Willful” for these purposes shall mean your act or omission in bad faith or without the reasonable belief that such act or omission was in the best interests of the Company Group. Failure to attain performance goals or financial objectives shall not in and of itself constitute Cause. For purposes of this letter, “Good Reason” shall mean, without your written consent, (i) a reduction in your (a) annual rate of Base Salary or (b) target Annual Bonus (i.e., the size of the target Annual Bonus that you have the opportunity to earn), in each case other than as part of an across-the-board reduction that applies in the same manner proportionately to all senior executives of the Company; (ii) any material breach by the Company Group of any material written agreement between you and the Company Group; (iii) a relocation by the Company of your principal place of employment that extends your commute by more than thirty-five (35) miles; or (iv) a material diminution of your duties, titles, authority, roles, or responsibilities (including any change in reporting that results in you not reporting directly to the Board or its successor), provided that no condition set forth in the preceding (i) through (iv) will be deemed Good Reason unless the Company Group fails to cure the condition(s) giving rise to Good Reason within thirty (30) days from the date on which you notify the Chairman of the Board, in writing, of such condition(s) (the “Cure Period”) (which notice will be provided by you within thirty (30) days following the initial existence of such condition), and you resign from employment within thirty (30) days following the expiration of the Cure Period. For the avoidance of doubt, any change in your status as the CEO of a public company shall constitute Good Reason in accordance with clause (iv) above.

The Company Group’s obligation to pay Severance shall be contingent upon you signing a customary separation agreement and general release of claims in favor of the Company Group (the “Release”), and such Release becoming effective and irrevocable in accordance with its terms within sixty (60) days following your employment termination date.

Withholding

The Company Group shall withhold from compensation payable to you all applicable federal, state and local withholding taxes required to be withheld by the Company Group under applicable law; provided that for purposes of equity awards made under the Incentive Plan, withholding shall be made through the Parent’s practice of net settlement.

At-Will Employment; Policies

Your employment is “at-will,” which means that both you and the Company Group can end the employment relationship at any time for any reason, in each case subject to the Company Group's obligations under “Severance” above. This letter and the terms of employment set forth herein may only be amended in a written instrument executed by you and the Parent.

You will be subject to the terms of the Company Group’s employment policies, including its employee handbook, which the Company Group may amend from time to time.

Conditions of Employment

This offer and your employment are contingent upon the satisfactory completion of the Company’s background-check process and your execution of, and compliance with, the Company’s standard agreements and policies, including those relating to confidentiality, intellectual property, restrictive covenants and workplace conduct, in each case as applicable and permitted by law.

No Restrictions

You are employed based on your personal skills and experience, and not due to your knowledge of confidential, proprietary, or trade secret information of a prior employer or another entity that you are not authorized to share. We do not want you to make use of or disclose any such information or to retain or disclose any materials from a prior employer or other entity, and you represent that you are not restricted from performing services for the Company Group.

Section 409A

This letter is intended to be exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder. To the extent that any provision in this letter is ambiguous as to its compliance with Section 409A of the Code, the provision shall be interpreted in a manner so that no payment due to you shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code. To the extent that any provision in this letter is ambiguous as to its compliance with Section 409A of the Code, or to the extent any provision in this letter must be modified to comply with Section 409A of the Code, such provision shall be read, or shall be modified (with the mutual consent of the parties), as the case may be, in such a manner so that no payment due to you shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code. A termination of employment shall not be deemed to have occurred for purposes of any provision of this letter providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Section 409A unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this letter, references to a “termination,” “termination date,” or like terms shall mean “separation from service.”

For purposes of Section 409A of the Code, each payment made under this letter shall be treated as a separate payment. In no event may you, directly or indirectly, designate the calendar year of any payment. All reimbursements provided under this letter shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement be for expenses incurred during your lifetime (or during a shorter period of time specified in this letter), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

Notwithstanding anything to the contrary herein, if a payment or benefit under this letter is due to a “separation from service” for purposes of the rules under Treas. Reg. § 1.409A-3(i)(2) (payments to specified employees upon a separation from service) and you are determined to be a “specified employee” (as determined under Treas. Reg. § 1.409A-1(i)), such payment or benefit shall, to the extent necessary to comply with the requirements of Section 409A of the Code, be made or provided on the later of the date specified by the foregoing provisions of this letter or the date that is six months after the date of your separation from service (or, if earlier, the date of your death). Any installment payments that are delayed pursuant to this paragraph shall be accumulated and paid in a lump sum on the first day of the seventh month following your separation from service, and the remaining installment payments shall begin on such date in accordance with the schedule provided in this letter.

Limitation on Payments

In the event that the severance and other benefits provided for in this letter or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this paragraph, would be subject to the excise tax imposed by Section 4999 of the Code, then your severance and other benefits will be either: (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of severance and other benefits, notwithstanding that all or some portion of such severance and other benefits may be taxable under Section 4999 of the Code. If a reduction in the severance and other benefits constituting “parachute payments” is necessary so that no portion of such severance benefits is subject to the excise tax under Section 4999 of the Code, the reduction shall occur in the following order: (1) reduction of the cash Severance payments, in the reverse order that such payments would otherwise have been paid; (2) cancellation of accelerated vesting of equity awards that vest, in whole or in part, based on the achievement of performance criteria, in the reverse order that such awards would have vested; (3) cancellation of accelerated vesting of equity awards that vest based solely on continued service, in the order of the percentage of the fair market value of such awards that constitutes a parachute payment (commencing with the largest percentage); and (4) reduction of continued employee benefits. Notwithstanding the foregoing, to the extent the Company Group submits any payment or benefit payable to you under this letter or otherwise to its stockholders for approval in accordance with Treasury Regulation Section 1.280G-1 Q&A 7 (if applicable), the foregoing provisions shall not apply following such submission and such payments and benefits will be treated in accordance with the results of such vote, except that any reduction in, or waiver of, such payments or benefits required by such vote will be applied without any application of discretion by you and in the order prescribed by this paragraph. Unless you and Parent otherwise agree in writing, any determination required under this paragraph will be made in writing by an independent nationally recognized accounting or Section 280G consulting firm selected by the Company Group (the “Firm”), whose determination will be conclusive and binding upon you and the Company Group for all purposes. The parties, including the Firm, will reasonably cooperate with you and your counsel in connection with this paragraph. For purposes of making the calculations required by this paragraph, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. You and the Company will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this paragraph. The Company will bear the fees of the Firm and all costs the Firm may reasonably incur in connection with any calculations contemplated by this paragraph.

Employment Eligibility Verification Form (I-9)

On the first day you report to work, you will be asked to complete the “Employment Eligibility Verification” Form (I-9) and provide appropriate identification documents as listed on the attached “Lists of Acceptable Documents.” Please be aware that if you do not provide the required documentation within the first three business days of your Start Date, the Company Group is required by law to terminate your employment.

* * *

This letter is governed by the law of Massachusetts without regard to conflicts of laws principles that would result in the application of the laws of any other jurisdiction.

This letter supersedes all prior communications you have had with anyone at the Company Group related to this offer of employment. Please don’t hesitate to contact Jeannine Lombardi if you have any questions about the offer or working for the Company Group.

If you accept this offer, please sign and return it to Jeannine Lombardi at jeannine.lombardi@definitivehc.com by September 1, 2026. We hope you will decide to join us and look forward to working with you!

Sincerely,

/s/ Jason Krantz

Jason Krantz

Chairman of the Board

Acknowledgment and Acceptance:

I agree to the terms of the offer of employment outlined in the above letter. By signing below, I am expressly acknowledging that my employment is “at-will” and that no promises have been made to me regarding this offer of employment that are not set forth in this letter.

/s/ Clay Ritchey

__________________________

Clay Ritchey

August 29, 2026

__________________________

Date